EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Preliminary First Quarter Financial Results
Revenue Increases 46%, Adjusted EBITDA Increases 93%
Preliminary Net Income Increases $0.08 per Share
Traffic Grows 43% to a Record 41 Million Unique Monthly Users
New York, NY (May 1, 2007) — WebMD Health Corp. (NASDAQ: WBMD) today announced preliminary financial results for the three months ended March 31, 2007.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “Our first quarter financial and operating results demonstrate WebMD’s continuing market leadership. WebMD is the most recognized and trusted brand of health information and the leading source of health information for both consumers and health care professionals. During the quarter, we expanded our reach with a record 41.7 million unique monthly users and 963 million total page views.”
Financial Summary
Revenue for the first quarter was $73.0 million compared to $50.1 million last year, an increase of 46%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the first quarter increased 93% to $12.6 million or $0.21 per share compared to $6.5 million or $0.11 per share last year. Net income, on a preliminary basis, for the first quarter was $706,000 or $0.01 per share compared to a net loss of $(4.2) million or $(0.07) per share last year.
The Company has recently identified errors in non cash income tax expense and related deferred tax liabilities in an aggregate amount estimated to be $4.0 million for prior periods, primarily 2006. The Company has netted the deferred tax liability resulting from amortization of goodwill against deferred tax assets relating to the Company’s NOL’s. Because the deferred tax liabilities have an indefinite life, they should not have been netted against deferred tax assets with a definite life. The Company is in the process of determining whether the correction of this error will be reflected in the results for the March 2007 quarter or will be reflected by amending its financial statements for prior periods. The preliminary results included with this release do not reflect the impact of the correction. The correction will not have any impact on previously reported revenue, Adjusted EBITDA or operating cash flows.
As of March 31, 2007, WebMD had approximately $212 million of cash and investments, which includes the $140 million that WebMD received from its parent company, Emdeon Corporation, on February 6, 2007 in accordance with the tax sharing agreement between the two companies, as a result of the sale of certain businesses by Emdeon in 2006.
Operating Highlights
Online Services segment revenue was $68.4 million for the first quarter compared to $45.1 million last year, an increase of 52%. Advertising and sponsorship revenue increased 45% to $47.4 million. Private portal licensing revenue increased 76% to $20.1 million. Online Services segment Adjusted EBITDA increased 65% to $13.0 million compared to $7.9 million last year.
The WebMD Health Network continued to expand with the average number of unique users reaching 41.7 million per month and total traffic of 963 million page views during the first quarter, increases of 43% and 29%, respectively, from a year ago. In the first quarter, 690,000 continuing medical education (CME) programs were completed on the Network, an increase of 44% from the prior year period.
WebMD continued to expand its base of large employers and health plans utilizing its private Health and Benefits portals during the first quarter, bringing total platform customers to 103 from

80 a year ago. Additionally, the Company entered into new distribution agreements with benefits outsourcing providers Mercer HR Services, LLC and Workscape, Inc. to market the WebMD health platform to their customer base.
Publishing and Other Services segment revenue was $4.5 million for the first quarter compared to $5.0 million last year. Publishing and Other Services segment Adjusted EBITDA loss was ($385,000) compared to a loss of ($1.3) million in the prior year period.
WebMD Successfully Launched its Next-Generation Consumer Health Portal
During the first quarter, WebMD launched its next generation consumer health information portal. The new WebMD health portal introduces the next level of personalization, information, community and care that empowers people to make more informed health decisions. In addition, the new initiative creates opportunities for expanded sponsored promotion, and is expected to increase overall WebMD traffic through improved external search engine optimization.
The new portal also provides free access to the WebMD Personal Health Record, which allows consumers to securely store and maintain their personal health history online. The Personal Health Record is part of the WebMD Health Manager, a free service that includes interactive health assessment and health planning tools that enable people to take a more active role in managing their families’ health.
In addition, the new WebMD site makes it easier to find the most relevant and timely health information across more than 60 new health, wellness and lifestyle centers. Each center features original WebMD content and medically reviewed articles, news, community and health assessments for each topic.
WebMD Announces New Editorial Partnerships
To support the launch of 8 new wellness and lifestyle centers, WebMD has entered into new editorial partnerships with leading publishers of consumer health, wellness and lifestyle publications including Hearst Inc., Martha Stewart Living Omnimedia Inc., Rodale Inc. and Southern Progress.
“We have been seeing growing demand in wellness and lifestyle categories such as diet, nutrition, skin and beauty and parenting. These areas represent important opportunities to extend the WebMD brand of health information to our users and to a growing base of new consumer health advertisers”, said Mr. Gattinella.
New Products Launched for Employers and Health Plans
During the quarter WebMD introduced to the employer and payer markets several new products that are integrated with its private portal platform. These new products include WebMD Health Coach, an integrated suite of online and telephonic lifestyle coaching programs that leverage the capabilities of WebMD’s recent acquisition of Summex; WebMD Health Alerts, a clinical messaging capability driven by an individual’s personal health record that provides alerts regarding potential gaps in care and generates personalized messages based upon evidence-based medical guidelines; and a new Provider and Treatment Decision Support suite that provides consumers with greater transparency when selecting a doctor or hospital by using objective cost, quality and treatment information.
Mr. Gattinella said, “These newest products are an exciting addition to our private portal platform offering and represent an important opportunity for both current and prospective customers. We are encouraged by the initial reception in the marketplace. However, due to the added complexity of these new products we are experiencing some lengthening of our normal sales and implementation cycles.”
Financial Guidance for 2007
WebMD reiterated its previously announced financial guidance for the remainder of 2007. Including preliminary results for the first quarter announced today, the company expects full year 2007 results of:

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•	Revenue of $340 million to $354 million, an increase of 34% to 39% over 2006

•	Adjusted EBITDA of $79 million to $85 million, or $1.32 to $1.42 per share, an increase of 49% to 61% over 2006, and

•	Preliminary Net income of $26 million to $32 million, or $0.43 to $0.53 per share, an increase of approximately 460% to 600% over 2006
WebMD expects that higher advertising and sponsorship revenues will offset the lower licensing revenue growth resulting from the lengthening of its private portal sales and implementation cycles.
A schedule outlining WebMD’s financial guidance is attached to this press release. As noted above, this schedule does not reflect the potential impact of the correction to the income tax provision.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss their first quarter results at 4:45 pm (Eastern time) on May 1, 2007. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
The WebMD Health Network reaches more than 40 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.

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